SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the  Securities
                      Exchange Act of 1934
                      (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ X ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                     Pathfinder Bancorp, Inc.
            ----------------------------------------
        (Name of Registrant as Specified in its Charter)

                       Alan Schick, Esq.
              Luse Lehman Gorman Pomerenk & Schick
             5335 Wisconsin Avenue, N.W., Suite 400
                     Washington, D.C.  20015
            ----------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):
[X] No fee required
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11

    1)   Title of each class of securities to which transaction
          applies:
         ______________________________
    2)   Aggregate number of securities to which transaction
          applies:
         ______________________________
    3)   Per unit price or other identifying value of
          transaction computed pursuant
          to Exchange Act Rule 0-11:
         ______________________________
    4)   Proposed maximum aggregate value of transaction:
         ______________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:
    ____________________
2)  Form, Schedule or Registration Number:
    _____________________
3)  Filing Party:
    ____________________
4)  Date Filed:
    03/30/98

March 31, 1998


Dear Shareholder:

We cordially invite you to attend the first Annual Meeting of Shareholders of Pathfinder Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the main office of the Company, 214 West First Street, at 10:00 a.m., Eastern Standard Time, on April 29, 1998.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual
Meeting we will also report on the operations of the Company.
Directors and officers of the Company, as well as a representative of our independent auditors, will be present to respond to any questions that shareholders may have.

The Annual Meeting is being held so that stockholders may consider the election of directors and the ratification of the appointment of Coopers & Lybrand, L.L.P. as the Company's auditors for fiscal year 1998.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,


Chris C. Gagas
President and Chief Executive Officer

                    Pathfinder Bancorp, Inc.
                      214 West First Street
                     Oswego, New York 13126
                         (315) 343-0057

                            NOTICE OF
                 ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held On April 29, 1998

    Notice is hereby given that the Annual Meeting of Pathfinder
Bancorp, Inc., (the "Company") will be held at the main office of the Company, 214 West First Street, on April 29, 1998 at 10:00 a.m., Eastern Standard Time.

    A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

    The Annual Meeting is for the purpose of considering and acting upon:

    1.   Election of three Directors to the Board of Directors;

    2.   The ratification of the appointment of Coopers &
Lybrand L.L.P. as auditors for the Company for the fiscal year ending December 31, 1998; and

such other matters as may properly come before the Annual
Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual
Meeting.

    Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on March 20, 1998, are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

    EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                             By Order of the Board of Directors


                             Melissa A. Dashnau
                             Secretary
March 31, 1998

-----------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-----------------------------------------------------------------

PROXY STATEMENT


                    Pathfinder Bancorp, Inc.
                      214 West First Street
                     Oswego, New York 13126
                         (315) 343-0057

                 ANNUAL MEETING OF SHAREHOLDERS
                         April 29, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Pathfinder Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), which will be held at the main office of the Company, 214 West First Street, on April 29, 1998, at 10:00 a.m., Eastern Standard Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about March 31, 1998.

-----------------------------------------------------------------
                      REVOCATION OF PROXIES
-----------------------------------------------------------------

    Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

    Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address shown above. The presence at the Annual Meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.


-----------------------------------------------------------------
                       RECENT DEVELOPMENTS
-----------------------------------------------------------------

    On December 30, 1997 Oswego City Savings Bank (the"Bank") completed its reorganization into the mid-tier form of stock holding company. As part of the reorganization into the mid-tier stock holding company shares of the Bank's outstanding common stock were automatically converted on a one-for-one basis into shares of the Company's common stock par value $0.10 per share (the "Common Stock").

    On January 13, 1998 the Board of Directors of the Company declared a three for two stock split. The stock split was paid on February 5, 1998 in the form of a dividend. All share amounts set forth in the Proxy Statement reflect the three for two stock split.

-----------------------------------------------------------------
         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
-----------------------------------------------------------------

    Holders of record of the Company's common stock, par value $0.10 per share (the "Common Stock") as of the close of business on March 20, 1998 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 2,874,999 shares of Common Stock issued and outstanding, 1,552,500 of which were held by Pathfinder Bancorp, M.H.C. (the "Mutual Holding Company"), and 1,322,499 of which were held by shareholders other than the Mutual Holding Company ("Minority Shareholders"). The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.
Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. The affirmative vote of holders of a majority of the total votes present at the Annual Meeting in person or by proxy is required for ratification of Coopers & Lybrand L.L.P. as the Company's auditors. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present, but will not be counted as votes in favor of Proposal II.

    Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by Directors individually, by executive officers individually, by executive officers and Directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock.


                                     Amount of Shares
                                      Owned and Nature  Percent of Shares
Name and Address of                    of Beneficial     of Common Stock
 Beneficial Owners                    Ownership (1)(4)     Outstanding
Directors and Officers (2):

Chris C. Gagas                          42,254 (5)         1.5%
Chris R. Burritt                        15,450 (6)          .5
Raymond W. Jung                         11,534              .4
Bruce E. Manwaring                      11,165              .4
L. William Nelson, Jr.                  22,400 (7)          .8
Victor S. Oakes                         14,000              .5
Lawrence W. O'Brien                      5,495 (8)          .2
Janette Resnick                          5,000              .2
Corte J. Spencer                         9,650 (9)          .3
Thomas W. Schneider                      4,253 (10)         .1
Melissa A. Dashnau                       2,199              .1
W. David Schermerhorn                    4,857 (11)         .2

All Directors and Executive Officers   148,257             5.1
  as a Group (12 persons) (3)

Principal Shareholders:

Pathfinder Bancorp, M. H. C. (3)     1,552,500            54.0
214 West First Street
Oswego, New York 13126

Pathfinder Bancorp, M.H.C. (3)       1,695,757            58.5
and all Trustees and Executive
Officers of Pathfinder Bancorp, MHC
as a group (11 persons)


Oswego City Savings Company (4)         92,574             3.2
Employee Stock Ownership Plan
214 West First Street
Oswego, New York 13126

Jewelcor Management Consulting Corp.   217,513             7.5
100 N. Wilkes-Barre Boulevard
Wilkes-Barre, Pennsylvania 18702

-----------------------------
*   Less than one-tenth of 1%.
(1) A person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power. Unless otherwise indicated, the named individual has sole voting and investment power.
(2) The mailing address for each person is listed as 214 West
First Street, Oswego, New York 13126
(3) The Company's executive officers and directors are also executive officers and trustees of Pathfinder Bancorp, M.H.C.
(4) Includes 92,574 shares, of which 69,522 are unallocated and as to which the Employee Stock Ownership Plan (the "ESOP") trustee has sole voting and investment power and 23,052 of which are allocated and as to which the ESOP trustee has shared voting and sole investment power.
(5) Mr. Gagas has sole voting and investment power over 38,701 shares and shared voting and investment power over 3,553 shares.
Also includes 6,000 shares underlying options which are exercisable within 60 days from the record date.
(6) Mr. Burritt has sole voting and investment power over 15,300 shares and shared voting and investment power over 150 shares.
Also includes 1,250 shares underlying options which are exercisable within 60 days from the record date.
(7) Mr. Nelson has sole voting and investment power over 3,950 shares and shared voting and investment power over 18,450 shares. Also includes 1,250 shares underlying options which are exercisable within 60 days from the record date.
(8) Mr. O'Brien has sole voting and investment power over 3,950 shares and shared voting and investment power over 1,545 shares.
Also includes 1,250 shares underlying options which are exercisable within 60 days from the record date.
(9) Mr. Spencer has shared voting and investment power over all shares reported. Also includes 1,250 shares underlying options which are exercisable within 60 days from the record date.
(10) Mr. Schneider has shared voting and investment power over all shares reported. Also includes 1,000 shares underlying options which are exercisable within 60 days from the record date.
(11) Mr. Schermerhorn has shared voting and investment power over all shares reported. Also includes 1,000 shares underlying options which are exercisable within 60 days from the record date.


-----------------------------------------------------------------
                PROPOSAL I--ELECTION OF DIRECTORS
-----------------------------------------------------------------

    The Company's Board of Directors is currently composed of nine members. The Company's bylaws provide that approximately one-third of the Directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Three Directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as Directors, Lawrence W. O'Brien, Corte J. Spencer and Janette Resnick, who are currently members of the Board of Directors.

    The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.


                                                                           Shares of
                                                                          Common Stock
                                                                          Beneficially
                            Positions Held       Director  Current Term   Owned on the      Percent
Name                Age(1)   with the Bank        Since(1)   To Expire     Record Date     Of Class
---------------------------------------------------------------------------------------------------
                                                        NOMINEES


Lawrence W. O'Brien  73   Director                1948       2001         5,495             .2%
Corte J. Spencer     55   Director                1984       2001         9,650             .3
Janette Resnick      55   Director                1996       2001         5,000             .2

                                             DIRECTORS CONTINUING IN OFFICE

Chris C. Gagas       67   Chairman of the Board,  1966       1999        42,254            1.5
                          President and
                          Chief Executive Officer
Chris R. Burritt     45   Director                1986       1999        15,450             .5
Raymond W. Jung      68   Director                1978       1999        11,534             .4
Bruce E. Manwaring   56   Director                1984       2000        11,165             .4
L. William Nelson,
 Jr.                 54   Director                1986       2000        22,400             .8
Victor S. Oakes      74   Director                1982       2000        14,000             .5

--------------------
(1) The mailing address for each person listed is 214 West First Street, Oswego, New York 13126. Each of the persons listed, with the exception of Ms. Resnick, is also a Trustee of Pathfinder Bancorp, M.H.C., which owns the majority of the Company's issued and outstanding shares of Common Stock.
(2) Reflects initial appointment to the Board of Trustees of the mutual predecessor to Oswego City Savings Bank.
(3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
*   Less than one-tenth of one percent.

    The principal occupation during the past five years of each Director is set forth below. All Directors have held their present positions for five years unless otherwise stated.

    Chris C. Gagas is Chairman, President and Chief Executive
Officer of the Company, and its principal subsidiary, Oswego City
Savings Bank ( the"Bank"). Mr. Gagas has served as an officer of the Company since 1986.

    Chris R. Burritt is the president and general manager of R.M. Burritt Motors, Inc./Chris Cross, Inc., an automobile dealership located in Oswego, New York.

    Raymond W. Jung is retired. Previously Mr. Jung was the owner of Raymond's Jewelers in Oswego, New York.

    Bruce E. Manwaring is retired. Previously, Mr. Manwaring was the owner and manager of Oswego Printing Company, Inc., a commercial printing company located in Oswego, New York.

    L. William Nelson, Jr. is the owner and manager of Nelson
Funeral Home located in Oswego, New York.

    Victor S. Oakes is retired. Previously, Mr. Oakes was a plant manager at Hammermill Paper Company in Oswego, New York.

    Lawrence W. O'Brien is presently the project coordinator with Neal-O'Brien Building and Materials Corporation located in Oswego, New York. Until 1989, Mr. O'Brien was Chairman of the Board and President of Neal-O'Brien Building and Materials Corporation.

    Janette Resnick is the Executive Director of Oswego
Opportunities, a private, not for profit human services agency located in Oswego, New York.

    Corte J. Spencer is the Chief Executive Officer and
Administrator of Oswego Hospital located in Oswego, New York.

Ownership Reports by Officers and Directors

    The Common Stock of the Company is registered with the Securities and Exchange Commission (the "SEC") pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3,4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. All of the Company's officers and directors filed these reports on a timely basis.

Meetings and Committees of the Board of Directors

    The Company did not become an operating company until December 30, 1997. Consequently during the year ended December
31, 1997 the Board of Directors did not hold regular meetings and did not operate through committees.

    The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 1997, the Board of Directors of the Bank held 16 regular and special meetings. During the year ended December 31, 1997, no Director attended fewer than 75% percent of the total meetings of the Board of Directors of the Bank and committees on which such Director served.

    The Human Resources Committee of the Bank meets periodically to review the performance of officers and employees and determine compensation programs and adjustments. The entire Board of Directors ratifies the recommendations of the Human Resources Committee. In the year ending December 31, 1997, the Human Resources Committee was comprised of Directors Gagas, O'Brien, Jung and Manwaring and Resnick. The Bank's Human Resources Committee met three times during the year ended December 31, 1997.

    The Bank's Audit Committee consists of Directors O'Brien,
Nelson, Burritt and Spencer.   This Committee meets on a
quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. The Audit Committee met four times during the year ended December 31, 1997.

    The Company does not have a formal nominating committee.

Performance Graph

    Set forth hereunder is a performance graph comparing (a) the total return on the Common Stock for the period beginning on November 16, 1995 through December 31, 1997, (b) the cumulative total return on stocks included in the Nasdaq Composite Index over such period, and (c) the yearly cumulative total return on stocks included in the SNL Thrift Index over such period. The cumulative total return on the Common Stock was computed assuming the reinvestment of cash dividends during the fiscal year.

                          [GRAPH]


Period Ending
INDEX                         11/16/95   12/31/95   6/30/96   12/31/96   6/30/97   12/31/97
Pathfinder Bancorp, Inc.      100.00     116.67      99.74    108.50     149.05    345.85
NASDAQ - Total US             100.00     100.92     114.25    124.13     138.92    152.32
SNL Thrift Index              100.00     104.11     108.64    135.66     175.85    230.83

There can be no assurance that the Common Stock's performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

Personnel Committee Interlocks and Insider Participation

    The full Board of Directors of the Bank (and in the future, the Company) determines the salaries to be paid each year to the officers of the Company. Chris C. Gagas is a Director of the Company and the Bank in addition to being the President and Chief Executive Officer of the Company and the Bank. Mr. Gagas does not participate in the Board of Directors' determination of compensation for the President and Chief Executive Officer.

Report of the Board of Directors on Executive Compensation

    Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company's Board of Directors has prepared the following report for inclusion in this proxy statement.

    The Board of Directors annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the level of bonus, if any, to be awarded. In determining whether the base salary of the Chief Executive Officer and other executive officers should be increased, the Board of Directors takes into account individual performance, performance of the Company, the size of the Company and the complexity of its operations, and information regarding compensation paid to executives performing similar duties for financial institutions in the Bank's market area.

    While the Board of Directors does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer and Vice Presidents; and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and asset quality, and return on tangible equity as factors in setting the compensation of the Chief Executive Officer and senior officers. Other non-quantitative factors considered by the Board of Directors in fiscal 1997 included general management oversight of the Company, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Board of Directors considered the standing of the Company with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Board of Directors, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer and Vice Presidents. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Board of Directors approved an increase in the base salary of the Chief Executive Officer and Vice Presidents. Accordingly, the Board of Directors approved salary increases totaling $33,000 for the Company's and Bank's eight senior officers, bringing 1997 total base compensation for all officers to $585,000 from $587,000 in 1997.

    This report has been provided by the Board of Directors:
Chris C. Gagas, Chris R. Burritt, Raymond W. Jung, Bruce E.
Manwaring, L. William Nelson, Jr., Victor S. Oakes, Lawrence W.
O'Brien, Janette Resnick and Corte J. Spencer.

Directors' Compensation

    Each non-employee Director receives a meeting fee of $600 for each Board meeting attended and $400 for each committee meeting attended. Employee directors do not receive monthly meeting fees. The Company did not pay Directors fees during the year ending December 31, 1997. The Bank paid a total of $71,000 in Director fees during the year ending December 31, 1997.

Executive Compensation

    The following table sets forth for the years ended December 31, 1997, 1996, and 1995, certain information as to the total remuneration paid by the Company to Mr. Gagas, the Company's chief executive officer. No other officer of the Company received cash compensation exceeding $100,000 in 1997.

                                SUMMARY COMPENSATION TABLE


                                                                 Long-Term Compensation
                                                                 ----------------------

                                         Annual Compensation            Awards
                                     -------------------------   ----------------------

                          Fiscal
                           Years                                  Other        Restricted
                           Ended                                  Annual          Stock       Options/
   Name and               December                              Compensation     Awards         SARs                  All Other
Principal Position(1)        31      Salary($)(2)     Bonus($)     ($)(3)        ($)             (#)     Payouts    Compensation($)
-----------------------------------------------------------------------------------------------------------------------------------


Chris C. Gagas              1997     $185,000        ---          $23,790       ---         ---          ---        $4,750
President and Chief         1996     $175,000        ---          $ 6,162       ---         ---          ---        $4,035
Executive Officer           1995     $165,000        ---              ---       ---         ---          ---          (4)


(1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
(2) Includes compensation deferred at the election of the named individual under the Company's cafeteria plan.
(3) Includes 739 shares allocated to Mr. Gagas under the Company's Employee Stock Ownership Plan.
(4) The aggregate amount of such benefits did not exceed the lesser of $50,000 or 10% of cash compensation for the named individuals.

Benefits

    Medical and Life Insurance and Educational Assistance. The Company provides full-time employees with medical and life and accidental death and dismemberment insurance. In addition, the Company maintains a "cafeteria plan" for employees, which permits qualifying employees to allocate a portion of their compensation, on a pre-tax basis, for the payment of medical, dental and dependent care expenses as well as the payment of certain insurance premiums. Also, the Company offers educational assistance to full-time employees who have worked for the Company for one year and desire to take courses at any accredited school of learning. The Company also has purchased long-term disability income insurance for all employees of the Company to provide disability income equal to the lesser of $6,000 per month or 60% of the employee's basic monthly earnings.

    Defined Benefit Plan. The Company maintains a tax-qualified noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Company for a period of one year and been credited with 1,000 or more hours of employment with the Company during the year are eligible to accrue benefits under the Retirement Plan. The Company annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    At the normal retirement age of 65 the plan is designed to provide a life annuity. The retirement benefit provided is an amount equal to 2.00% of a participant's average monthly compensation based on the average of the three consecutive years during the last 10 years of employment which provides the highest monthly average compensation multiplied by the participant's years of credited service (not to exceed 30 years) to the normal retirement date. Retirement benefits are also payable upon retirement due to early and late retirement. Benefits are also paid from the Retirement Plan upon a Participant's disability or death. A reduced benefit is payable upon early retirement at or after age 60, or the completion of 30 years of service with the Company. Upon termination of employment other than as specified above, a participant who was employed by the Company for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms. At December 31, 1997, the market value of the Retirement Plan trust fund equaled approximately $3,231,536. For the plan year ended September 30, 1997, the Company made a contribution in the amount of $74,000 to the Retirement Plan.

    The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in plan year 1997`, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


             YEARS OF BENEFIT SERVICE AT RETIREMENT
        Final
Average Compensation       15        20        25        30
        $28,333           $7,500   $10,000   $12,500  $15,000
        $50,000          $15,000   $20,000   $28,333  $30,000
        $75,000          $22,500   $30,000   $37,500  $45,000
       $100,000          $30,000   $40,000   $50,000  $60,000
       $150,000(1)       $45,000   $60,000   $75,000  $90,000

------------------------
(1) Under Section 401(a)(17) of the Code, the maximum amount of compensation that may be taken into account under the Retirement
Plan in the 1997 Plan Year is $160,000.

    As of December 31, 1997, Chris C. Gagas had 12 years of credited service (i.e., benefit service) under the Retirement
Plan.

    Employee Savings Plan. The Company maintains the Employee Savings Plan which is a qualified, tax-exempt profit sharing plan with a cash or deferred feature which is tax-qualified under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.

    Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the 401(k) Plan equal to a percentage of up to 15% of compensation. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by the Company), but does not include compensation in excess of the Code Section 401(a)(17) limits. The participants' salary reduction contribution may be matched by the Company, in its discretion, based upon the level of profits of the Company in the current fiscal year. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year beginning at the end of a participant's third year of service with the Company until a participant is 100% vested after seven years of service. Participants will also vest in employer matching contributions upon the attainment of the normal retirement age of 65 or later, death or disability regardless of their years of service.

    Plan benefits will be paid to each participant in a lump sum. At December 31, 1997, the market value of the 401(k) Plan trust fund was approximately $677,000. For the plan year ended December 31, 1997, the Company made a contribution in the amount of $41,000 to the 401(k) Plan Trust of which $4,750 was contributed on behalf of Mr. Gagas.

    Executive Supplemental Retirement Income Master Agreement. The Company maintains a non-tax-qualified executive supplemental retirement income master agreement (the "Master Agreement") for certain executives of the Company. There are three executives eligible to participate in the Master Agreement. The Master Agreement provides a supplemental retirement income benefit in an annual amount equal to highest average compensation received by the executive during any thirty-six (36) month period, while employed by the Company multiplied by a wage replacement percentage designated in the individual executive's joinder agreement, less the actual annual amount available to the executive from the Company's other tax-qualified or nonqualified plans. Benefits under the Master Agreement are payable to the executive upon the benefit age designated in the individual executive's joinder agreement. Benefits will be payable in monthly installments beginning on the executive's benefit age and continuing for a period of months designated in the individual executive's joinder agreement. Payments to an executive, or to his beneficiary, may be made from the Master Agreement upon the executive's death, total or permanent disability, or termination of service with the Company.

    The Master Agreement is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the Master Agreement are payable from the general assets of the Company. As of December 31, 1997, $135,560 was accrued under the Master Agreement on behalf of the three participants, of which $121,066 was accrued on behalf of Mr. Gagas.

    Executive Deferred Compensation Master Agreement. The Company sponsors a non-tax qualified deferred compensation plan for the benefit of two of its executives, Mr. Gagas and Mr. Manwaring (the "Executive Plan"). Under the Executive Plan, the executives are entitled to defer a portion of their income during the sixty-month period commencing January 1, 1988. Deferred amounts are payable upon attainment of the benefit age as designated in the executive's joinder agreement, in the form of monthly installments commencing on the first day of the month following attainment of the executive's benefit age and continuing for the period designated in the individual executive's joinder agreement. Payments to an executive, or to his designated beneficiary, may also be made from the Executive Plan upon the executive's death or total and permanent disability. Under the Executive Plan, the executives will not recognize taxable income until their benefits are actually distributed.

    Employee Stock Ownership Plan and Trust. The Company has established an Employee Stock Ownership Plan and Related Trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Company during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP has borrowed funds from an unrelated third party lender and has purchased 61,716 in open market transactions. The Common Stock purchased by the ESOP serves as collateral for the loan. The loan will be repaid principally from the Company's contributions to the ESOP over a period of up to seven years. The interest rate for the loan is the prime rate minus 1 point. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

    Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become vested after five years of credited service. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

    In connection with the establishment of the ESOP, a committee consisting of all nonemployee Directors was selected by the Company to administer the ESOP and the Company's other stock benefit plans (the "Stock Benefits Committee"). An unrelated corporate trustee for the ESOP initially was appointed. The Stock Benefits Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee generally will vote all shares of Common Stock held under the ESOP in accordance with the written instructions of the Stock Benefits Committee. In certain circumstances, however, the ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants. Under ERISA, the Secretary of Labor is authorized to bring an action against the ESOP trustee for the failure of the ESOP trustee to comply with its fiduciary responsibilities.

    Stock Option Plan. The Board of Directors adopted and stockholders approved the Oswego City Savings Bank 1997 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan authorizes the grant of stock options and limited rights to purchase 132,251 shares as adjusted to reflect the three for two stock split, or 10% of the number of the minority shares of Common Stock outstanding. Pursuant to the Stock Option Plan, grants may be made of (i) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code, (ii) options that do not so qualify ("nonstatutory options") and (iii) limited rights (described below) that are exercisable only upon a change in control of the Bank (as defined). Nonemployee directors are eligible to receive only nonstatutory options.

             OPTIONS GRANTED DURING LAST FISCAL YEAR



                                       Percent of                          Potential
                  Underlying Option    Total of All                        Realizable
Name                    Grants        Options Granted    Expiration Date    Value(1)

Chris C. Gagas        36,000            27.2%              1/20/87          $546,012

(1) Represents the difference between the strike price of the options ($6.583) and the average of the high and low trading price at March 20, 1998 ($20.00); times the total number of option shares granted.

    Grants may be made by the Board of Directors of the Bank or a stock benefits committee, established by the Bank consisting of at least two non-employee members of the Board of Directors (the "Stock Benefits Committee"). In granting options, the Stock Benefits Committee considers factors such as salary, length of employment with the Bank, and the employee's overall performance. The Board of Directors determined that each non-employee director should receive an equal stock option grant to purchase 7,500, as adjusted shares. To the extent shares are available under the Stock Option Plan, each newly appointed non-employee director shall receive a stock option grant to purchase 7,500 shares of Common Stock. All stock options will be exercisable in six equal annual installments of 16.67% commencing with the vesting of the first installment one year from the date of grant, and succeeding installments on each anniversary of the date of grant; provided, however, that all options will be 100% exercisable in the event the optionee terminates his service due to normal retirement, death or disability, or in the event of a change in control of the Bank. Options must be exercised within 10 years from the date of grant. Stock options may be exercised up to one year following termination of service or such later period as determined by the Stock Benefits Committee. The exercise price of the options will be at least 100% of the fair market value of the underlying Common Stock at the time of the grant. Adjusted to reflect the Company's three for two stock split the option exercise price is $6.58 per share. The exercise price may be paid in cash or Common Stock. Common Stock issued in connection with the exercise of options may be treasury shares or authorized but unissued shares. The issuance of authorized but unissued shares of Common Stock or treasury shares will have a dilutive effect on the Common Stock holdings of existing shareholders.

    Incentive stock options will only be granted to employees of the Company or the Bank. Nonemployee directors will be granted nonstatutory stock options. No stock option granted in connection with the Stock Option Plan will be eligible to be treated as an incentive stock option if it is exercised more than three months after the date on which the optionee ceases to perform services for the Company or the Bank, except that in the event of death or disability, a stock option may be eligible to be treated as an incentive stock option if it is exercised within one year; provided, however, that if an optionee ceases to perform services for the Company or the Bank due to normal retirement or following a change in control (as defined in the Stock Option Plan), any incentive stock options exercised more than three months following the date the optionee ceases to perform services shall be treated as a nonstatutory stock option as described above.

    Upon the exercise of "limited rights" in the event of a change in control, the optionee will be entitled to receive a lump sum cash payment (or in certain cases, shares of Common Stock) equal to the difference between the exercise price of the option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. In the event of death or disability, the Company or the Bank, if requested by the optionee or beneficiary, may elect, in exchange for the option, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the optionee's termination of service for death or disability.

    Simultaneously with the grant of any stock option, the Committee may grant a Dividend Equivalent Right with respect to all or some of the shares covered by such stock option. The Dividend Equivalent Right provides the grantee with a separate cash benefit equal to 100% of the amount of any extraordinary dividend declared by the Company on shares of Common Stock subject to a stock option. Under the terms of the Stock Option Plan, an extraordinary dividend is any dividend paid on shares of Common Stock where the rate of the dividend exceeds the Company's weighted average cost of funds on interest bearing liabilities for the current and preceding three quarters. Upon the payment of an extraordinary dividend, the holder of a Dividend Equivalent Right will receive, at the time of vesting of the related stock option, an amount of cash or some other payment as determined under the Stock Option Plan, equal to 100% of the extraordinary dividend paid on shares of Common Stock, multiplied by the number of shares subject to the underlying stock option plus any earnings thereon minus any tax withholding amounts. Payments shall be decreased by the amount of any applicable tax withholding prior to distribution in accordance with the Stock Option Plan. The Dividend Equivalent Right is transferrable only when the underlying stock option is transferable and under the same conditions.

    The Board of Directors may amend, suspend or terminate the Stock Option Plan except that such amendments may not impair awards previously granted. Stockholder approval must be obtained in order to implement any amendment to the Stock Option Plan that would increase the number of shares as to which options may be granted, change the number of shares which may be optioned to an individual, decrease an option exercise price, extend the term of the Stock Option Plan or an option, or change the persons or category of persons eligible to be granted options. The exercise of options will have a dilutive effect on the ownership interests of existing shareholders. Further, the exercise of options may render more difficult or discourage a merger, tender offer or other takeover attempt even if such transaction would be beneficial to shareholders generally, the assumption of control by a holder of a large block of the Company's securities, a proxy contest or the removal of incumbent management.

    Recognition and Retention Plan. The Board of Directors of the Bank has adopted the 1997 Recognition and Retention Plan (the "Recognition Plan") as a method of providing certain employees and non-employee directors of the Bank with a proprietary interest in the Company and the Bank and to provide these individuals with an incentive to increase the value of the Company and the Bank. The Recognition Plan provides for the award of 52,901 shares, as adjusted, of Common Stock, or 4% of the minority shares outstanding. Under the Recognition Plan, shares of Common Stock will at no cost to the recipient be awarded in the following amounts to Named Executive Officers, executive officers as a group, non-employee directors, and employees as a group. During the year ended December 31, 1997, Chris C. Gagas received an award for 13,200 shares of Common Stock, and each non-employee director received Recognition Plan stock awards of 2,700 shares.

    The Stock Benefits Committee, composed of the non-employee directors of the Bank, will administer the Recognition Plan, and make awards to officers and employees pursuant to the Recognition Plan. However, awards to outside directors will be fixed by the terms of the Recognition Plan. Awards of Common Stock that are restricted by the Recognition Plan ("Restricted Stock") are nontransferable and nonassignable. Participants in the Recognition Plan will earn (become vested in) shares of Restricted Stock covered by an award and all restrictions will lapse at a rate of 16.67% per year commencing with the first lapse of restrictions on the first trading day of 1998, and succeeding installments being earned on the first trading day of the following year; provided, however, that the Stock Benefits Committee may accelerate or extend the earnings rate on any awards made to officers and employees after the effective date of the Recognition Plan. Awards to executive officers and outside directors become fully vested upon termination of employment or service due to normal retirement, death or disability, or following a termination of employment or service in connection with a change in control (as defined therein) of the Company or the Bank. Upon termination of employment or service for any other reason, unvested shares are forfeited. When a participant's shares become vested in accordance with the Recognition Plan, the participant will recognize income equal to the fair market value of the Restricted Stock so vested at that time, unless the participant has made an irrevocable election to be taxed on the shares of Restricted Stock awarded to him in the year of the award. The amount of income recognized by a participant will be a deductible expense of the Company for Federal income tax purposes. After Restricted Stock has been granted, but before the Restricted Stock has vested, the recipient shall receive any cash dividends paid with respect to such shares. Stock dividends declared by the Company and paid on shares that have not been earned shall be subject to the same restrictions as the Restricted Stock until such shares are earned. Prior to vesting, recipients of awards under the Recognition Plans may vote the shares of Restricted Stock allocated to them.

Transactions With Certain Related Persons

    All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons. Such transactions must be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

-----------------------------------------------------------------
      PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
-----------------------------------------------------------------

    The Board of Directors of the Company has approved the engagement of Coopers & Lybrand LLP, to be the Company's auditors for the 1998 fiscal year, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of Coopers & Lybrand LLP, for the Company's fiscal year ending December 31, 1998. A representative of Coopers & Lybrand LLP, is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

    In order to ratify the selection of Coopers & Lybrand LLP, as the auditors for the 1998 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of Coopers & Lybrand LLP, as auditors for the 1998 fiscal year.

-----------------------------------------------------------------
                      SHAREHOLDER PROPOSALS
-----------------------------------------------------------------

    In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's executive office, 214 West First Street, Oswego, New York 13126, no later than December 3, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
-----------------------------------------------------------------
                          OTHER MATTERS
-----------------------------------------------------------------

    The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.

-----------------------------------------------------------------
                          MISCELLANEOUS
-----------------------------------------------------------------

    The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO MELISSA DASHNAU, CORPORATE SECRETARY, PATHFINDER BANCORP, INC., 214 WEST FIRST STREET, OSWEGO, NEW YORK 13126, OR CALL AT 315/243-0057.

                             BY ORDER OF THE BOARD OF DIRECTORS


                             Melissa A. Dashnau
                             Corporate Secretary
Oswego, New York
March 31, 1998

                         REVOCABLE PROXY

                    PATHFINDER BANCORP, INC.
                 ANNUAL MEETING OF SHAREHOLDERS
                         April 29, 1998

    The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's main office, 214 West First Street on April __, 1998, at 10:00 a.m. Eastern Standard Time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:


                                                      VOTE
                                          FOR       WITHHELD
                                       (except as
                                       marked to
                                     the contrary
                                         below)

1. The election as Directors of all
   nominee listed below each to serve
   for a three-year term                   /   /      /   /

   Lawrence W. O'Brien
   Corte J. Spencer
   Janette Resnick

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

-------------------------

-------------------------


                                          FOR   AGAINST   ABSTAIN
2.  The ratification of Coopers &
    Lybrand L.L.P. as the Company's       / /     / /       / /
    independent auditor for the fiscal
    year ended December 31, 1998.

The Board of Directors recommends a vote "FOR" each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

-----------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 31, 1998, and audited financial statements.

Dated: ----------------, 1998          /  /

                                  Check Box if You Plan
                                  to Attend Annual Meeting


------------------------------    ------------------------------
PRINT NAME OF SHAREHOLDER         PRINT NAME OF SHAREHOLDER


------------------------------    ------------------------------
SIGNATURE OF SHAREHOLDER               SIGNATURE OF SHAREHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.


-----------------------------------------------------------------
   Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.
-----------------------------------------------------------------